Media Inquiries: Investor Inquiries: Christina Knittel Peter Schuman 408-496-3417 669-242-8098 crknittel@avaya.com pschuman@avaya.com Avaya Reports Fourth Quarter and Fiscal Year 2016 Financial Results Fourth Quarter Fiscal 2016:  Revenue of $958 million, exceeding high-end of preliminary results  Gross margin 60.9%, non-GAAP gross margin 61.8%  Adjusted EBITDA(1) up sequentially and year-over-year to $284 million, a record 29.6% of revenue Fiscal Year 2016:  Revenue of $3,702 million  Gross margin 60.6%, non-GAAP gross margin a record 61.5%  Adjusted EBITDA(1) of $940 million, a record 25.4% of revenue  Free cash flow positive for the year Santa Clara, Calif., — Thursday, January 19, 2017 – Avaya reported financial results for the fourth fiscal quarter and fiscal year ended September 30, 2016. Total revenue for the fourth quarter was $958 million, up $76 million compared to the prior quarter as demand improved for products and services, and decreased $50 million year-over-year, due to lower demand for unified communications hardware. GAAP gross margin was 60.9% for the fourth quarter. Non-GAAP gross margin was 61.8%, which compares to 62.4% for the prior quarter and 62.0% for the fourth quarter of 2015. GAAP operating loss was $428 million, reflecting $542 million of impairment of goodwill and intangibles. Non-GAAP operating income was $229 million which compares to $180 million for the prior quarter and $202 million for the fourth quarter of fiscal 2015. For the quarter, adjusted EBITDA was $284 million or 29.6% of revenue, which compares to adjusted EBITDA of $223 million or 25.3% for the prior quarter, and $246 million or 24.4% for the fourth quarter of fiscal 2015. For fiscal 2016, Avaya reported revenue of $3,702 million, down 9% compared to fiscal 2015, or down 8% in constant currency. GAAP gross margin for fiscal 2016 was 60.6%. Non-GAAP gross margin was a record 61.5%. GAAP operating loss was $262 million, reflecting $542 million of impairment of goodwill and intangibles. Non-GAAP operating income was $756 million in fiscal 2016 compared to $718 million in fiscal 2015. Fiscal 2016 adjusted EBITDA of $940 million represented a record 25.4% of revenue, and was $40 million higher compared to fiscal 2015.

Cash flow from operations was $113 million and free cash flow was $17 million for fiscal year 2016, reflecting one-time payments of approximately $82 million for a legal settlement and advisory fees. Cash and cash equivalents totaled $336 million as of September 30, 2016, an increase of $67 million from the prior quarter and up $13 million from fourth quarter 2015. “Avaya’s fourth fiscal quarter results reflect the strength of our technology portfolio, with major competitive wins at government agencies and enterprise customers across networking, contact center and private cloud services underpinned by continued transformation of the company to a superior operating model,” said Kevin Kennedy, president and CEO. “Revenue and adjusted EBITDA exceeded the high end of our preliminary stated range,” continued Mr. Kennedy. “In constant currency, contact center and networking revenue increased double digit percentages from both the prior quarter and year-over-year, while unified communications products declined year-over-year and grew sequentially. Non-GAAP operating income as a percentage of revenue and adjusted EBITDA as a percentage of revenue reached new records for the company for both the quarter and full year 2016 driven by lower operating expenses. Our strategic roadmap is being well received as customers are upgrading to our newest platforms due to our industry leadership position and outstanding customer service as witnessed by Avaya’s fourth quarter Net Promoter Score of 58. As mentioned in our press release today, the decision to restructure through a chapter 11 process reflects the company’s debt structure, as opposed to the strength of Avaya’s operations and business model. Looking forward, we remain committed to improving our operating performance and capital structure while creating value for our customers.” Fourth Fiscal Quarter Highlights  Company book-to-bill was greater than 1. Total bookings for the fourth quarter increased 13% from the prior quarter and were 7% below the prior year in constant currency  Industry leading service and support drives Net Promoter Score of 58 for customer satisfaction  Estimated total contract value was approximately $3 billion up 6% from the fourth quarter of fiscal 2015 in constant currency. This amount includes $760 million for private cloud and managed services, a 13% increase from the fourth quarter of fiscal 2015 in constant currency  Product revenue of $469 million increased 18% from the prior quarter and declined 6% year-over-year, service revenue of $489 million grew 1% sequentially and declined 4% year-over-year, each in constant currency  Cloud and managed services revenue grew 3% year-over-year, contact center product revenue increased 13% year-over-year, and networking improved 31% year-over-year, each in constant currency  Software and services accounted for 74.1% of total revenue in fourth quarter 2016  Recurring revenue represented 51.1% of total revenue, up from 49.6% year-over-year, in constant currency

 Gross margin was 60.9% compared to 61.5% for the prior quarter and 61.1% for the fourth quarter of fiscal 2015  Non-GAAP gross margin was 61.8% compared to 62.4% for the prior quarter and 62.0% for the fourth quarter of fiscal 2015  Adjusted EBITDA was $284 million or a record 29.6% of revenue compared to $223 million or 25.3% of revenue for the prior quarter and $246 million or 24.4% of revenue for the fourth quarter of fiscal 2015  For the fourth fiscal quarter, percentage of revenue by geography was: - U.S. – 58% - EMEA – 22% - Asia-Pacific – 11% - Americas International – 9% Fiscal Year Highlights  Cloud and managed services revenue grew 5%, and contact center product revenue increased 6% compared to fiscal year 2015, each in constant currency  Software and services accounted for 74.9% of total revenue in fiscal 2016, up from 71.3% for fiscal 2015  Recurring revenue represented 52.1% of total revenue for fiscal 2016, up from 48.9% of revenue for fiscal 2015, in constant currency  Gross margin was 60.6% compared 59.5% for fiscal 2015  Non-GAAP gross margin was 61.5% compared to 60.5% for fiscal 2015  Adjusted EBITDA was $940 million or a record 25.4% of revenue compared to $900 million or 22.1% of revenue for fiscal 2015  For the fiscal year, percentage of revenue by geography in constant currency was: - U.S. – 56% - EMEA – 24% - Asia-Pacific – 11% - Americas International – 9% Preliminary Fiscal First Quarter 2017 Results Preliminary unaudited financial results for the fiscal first quarter 2017 ended December 31, 2016: i. Revenue in the range of $870 million to $875 million dollars, ii. Non-GAAP gross margin between approximately 61% to 62% of revenue, and iii. Adjusted EBITDA in the range of $235 million to $240 million or approximately 27% to 27.4% of revenue, a record for first fiscal quarter results. The company noted that these financial results for the first fiscal quarter 2017 are preliminary and subject to the completion of its financial closing procedures and review by its independent auditors. There can be no assurance that the company’s final results for the first fiscal quarter will not differ from these preliminary estimates as a result of quarter-end closing, review procedures, or review adjustments, and any such changes could be material.

Conference Call and Webcast Avaya will not host a conference call and webcast to discuss its Q4 and fiscal year end 2016 financial results. The reporting date for first fiscal quarter 2017 results will be announced separately. Links to this financial results press release and accompanying slides are all available on the investor page of Avaya’s website (www.avaya.com/investors). About Avaya Avaya enables the mission critical, real-time communication applications of the world’s most important operations. As the global leader in delivering superior communications experiences, Avaya provides the most complete portfolio of software and services for contact center and unified communications with integrated, secure networking— offered on premises, in the cloud, or a hybrid. Today’s digital world requires some form of communications enablement, and no other company is better positioned to do this than Avaya. For more information, please visit www.avaya.com. Cautionary Note Regarding the Chapter 11 Case The Company’s security holders are cautioned that trading in securities of the Company during the pendency of these Chapter 11 cases will be highly speculative and will pose substantial risks. It is possible some or all of the Company’s currently outstanding securities may be cancelled and extinguished upon confirmation of a restructuring plan by the Bankruptcy Court. In such an event, the Company’s security holders would not be entitled to receive or retain any cash, securities or other property on account of their cancelled securities. Trading prices for the Company’s securities may bear little or no relation to actual recovery, if any, by holders thereof in the Company’s Chapter 11 cases. Accordingly, the Company urges extreme caution with respect to existing and future investments in its securities. Cautionary Note Regarding Forward-Looking Statements This document contains certain forward-looking statements. These statements may be identified by the use of forward-looking terminology such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," “our vision,” "plan," "potential," "preliminary," "predict," "should," "will," or “would” or the negative thereof or other variations thereof or other comparable terminology and include, but are not limited to, statements regarding the Company’s preliminary financial results for 1Q17, expected motions to be filed in the Chapter 11 proceeding and the dispositions of such motions, continued operations and customer and supplier programs while in a Chapter 11 proceeding, cash needed to support our operations while in a Chapter 11 proceeding, ability to lower debt and interest payments, ability to operate while in a Chapter 11 proceeding, ability to pay our creditors, credit rating and ability to manage its pension obligations. We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control, including, but not limited to: the actions and decisions of our creditors and other third parties with interests in the Chapter 11 cases; our ability to maintain liquidity to fund our operations during the Chapter 11 cases; our ability to obtain Bankruptcy Court approvals in connection with the Chapter 11 cases; our ability to consummate any transactions once approved by the Bankruptcy Court and the time to consummation of such transactions; adjustments in the calculation of financial results for the quarter or year end, or the application of accounting principles; discovery of new information that alters expectations about financial results or impacts valuation methodologies underlying financial results; accounting changes required by United States generally accepted accounting principles; and other factors affecting the Company detailed from time to time in the Company’s filings with the SEC that are available at www.sec.gov. These and other important factors may cause our actual results, performance, or achievements to differ materially from any future results, performance, or achievements expressed or implied by these forward-looking statements. For a list and description of such risks and uncertainties, please refer to Avaya's filings with the SEC that are available at www.sec.gov and in particular, our 2015 Form 10-K filed with the SEC on November 23, 2015. We caution you that the list of important factors included in our SEC filings may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this document may not in fact occur. Avaya disclaims any intention or obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise, except as otherwise required by law. 1 Refer to Supplemental Financial Information accompanying this press release for a reconciliation of GAAP to non-GAAP numbers and for reconciliation of adjusted EBITDA for the third quarter of fiscal 2016 see our Form 8-K filed with the SEC on August 11, 2016 at www.sec.gov.

Avaya Inc.
Consolidated Statements of Operations
(Unaudited; in millions)

	Three months ended September 30,		Fiscal years ended September 30,	
	2016	2015	2016	2015
REVENUE				
Products	$ 469	$ 499	$ 1,755	$ 2,029
Services	489	509	1,947	2,052
	958	1,008	3,702	4,081
COSTS				
Products:				
Costs (exclusive of amortization of acquired technology intangible assets)	169	173	630	744
Amortization of acquired technology intangible assets	8	9	30	35
Services	198	210	797	872
	375	392	1,457	1,651
GROSS PROFIT	583	616	2,245	2,430
OPERATING EXPENSES				
Selling, general and administrative	332	346	1,359	1,432
Research and development	64	82	275	338
Amortization of acquired intangible assets	56	57	226	226
Impairment of indefinite-lived intangible assets	100	-	100	-
Goodwill impairment	442	-	442	-
Restructuring charges, net	17	30	105	62
Acquisition-related costs	-	1	-	1
	1,011	516	2,507	2,059
OPERATING (LOSS) INCOME	(428)	100	(262)	371
Interest expense	(118)	(117)	(470)	(452)
Loss on extinguishment of debt	-	-	-	(6)
Other (expense) income, net	(12)	11	(5)	13
LOSS BEFORE INCOME TAXES	(558)	(6)	(737)	(74)
Benefit from (provision for) income taxes	53	(70)	(13)	(70)
NET LOSS	$ (505)	$ (76)	$ (750)	$ (144)

September 30,2016 September 30,2015 ASSETS Current assets: Cash and cash equivalents 336$ 323$ Accounts receivable, net 584 678 Inventory 153 174 Deferred income taxes, net - 26 Other current assets 187 171 TOTAL CURRENT ASSETS 1,260 1,372 Property, plant and equipment, net 253 282 Deferred income taxes, net - 34 Acquired intangible assets, net 617 970 Goodwill 3,629 4,074 Other assets 62 130 TOTAL ASSETS 5,821$ 6,862$ LIABILITIES Current liabilities: Debt maturing within one year 6,018$ 7$ Accounts payable 338 379 Payroll and benefit obligations 183 229 Deferred revenue 705 665 Business restructuring reserve, current portion 69 90 Other current liabilities 267 282 TOTAL CURRENT LIABILITIES 7,580 1,652 Long-term debt - 5,960 Pension obligations 1,743 1,690 Other postretirement obligations 245 194 Deferred income taxes, net 169 262 Business restructuring reserve, non-current portion 65 67 Other liabilities 439 415 TOTAL NON-CURRENT LIABILITIES 2,661 8,588 Commitments and contingencies STOCKHOLDER'S DEFICIENCY Common stock - - Additional paid-in capital 2,966 2,981 Accumulated deficit (5,725) (4,975) Accumulated other comprehensive loss (1,661) (1,384) TOTAL STOCKHOLDER'S DEFICIENCY (4,420) (3,378) TOTAL LIABILITIES AND STOCKHOLDER'S DEFICIENCY 5,821$ 6,862$ (Unaudited; in millions)Consolidated Balance Sheets Avaya Inc.

Avaya Inc.
Condensed Statements of Cash Flows
(Unaudited; in millions)

	Fiscal years ended September 30, 2016	Fiscal years ended September 30, 2015
Net cash (used for) provided by:		
Net loss	$ (750)	$ (144)
Adjustments to net loss for non-cash items	904	444
Changes in operating assets and liabilities	(41)	(85)
Operating activities	113	215
Investing activities	(100)	(129)
Financing activities	9	(53)
Effect of exchange rate changes on cash and cash equivalents	(9)	(32)
Net increase in cash and cash equivalents	13	1
Cash and cash equivalents at beginning of period	323	322
Cash and cash equivalents at end of period	$ 336	$ 323

Avaya Inc.
Supplemental Schedules of Revenue
(Unaudited; in millions)

Three Months Ended Dec. 31, 2015	Three Months Ended Mar. 31, 2016	Three Months Ended June 30, 2016		Three Months Ended September 30, Revenues 2016	Revenues 2015	Mix 2016	Mix 2015	Change Amount	Change Pct.	Change Pct., net of FX impact
			Revenue by Segment							
$ 414	$ 379	$ 351	GCS	$ 392	$ 440	41%	44%	$ (48)	-11%	-10%
50	45	47	Networking	77	59	8%	6%	18	31%	31%
464	424	398	Total ECS product revenue	469	499	49%	50%	(30)	-6%	-6%
494	480	484	AGS	489	509	51%	50%	(20)	-4%	-4%
$ 958	$ 904	$ 882	Total revenue	$ 958	$ 1,008	100%	100%	$ (50)	-5%	-5%
			Revenue by Geography							
$ 528	$ 505	$ 487	U.S.	$ 552	$ 562	58%	56%	$ (10)	-2%	-2%
			International:							
239	218	206	EMEA	217	243	22%	24%	(26)	-11%	-9%
106	104	102	APAC - Asia Pacific	104	113	11%	11%	(9)	-8%	-8%
85	77	87	Americas International - Canada and Latin America	85	90	9%	9%	(5)	-6%	-5%
430	399	395	Total International	406	446	42%	44%	(40)	-9%	-8%
$ 958	$ 904	$ 882	Total revenue	$ 958	$ 1,008	100%	100%	$ (50)	-5%	-5%

Use of non-GAAP (Adjusted) Financial Measures

The information furnished in this release includes non-GAAP financial measures that differ from measures calculated in accordance with generally accepted accounting principles in the United States of America ("GAAP"), including Adjusted EBITDA and non-GAAP gross margin.

EBITDA is defined as net income (loss) before income taxes, interest expense, interest income and depreciation and amortization. Adjusted EBITDA is EBITDA further adjusted to exclude certain charges and other adjustments described in our SEC filings. We believe that including supplementary information concerning Adjusted EBITDA is appropriate because it serves as a basis for determining management and employee compensation. In addition, we believe Adjusted EBITDA provides more comparability between our historical results and results that reflect purchase accounting and our current capital structure. Accordingly, Adjusted EBITDA measures our financial performance based on operational factors that management can impact in the short-term, such as our pricing strategies, volume, costs and expenses of the organization and it presents our financial performance in a way that can be more easily compared to prior quarters or fiscal years. EBITDA and Adjusted EBITDA have limitations as analytical tools. EBITDA measures do not represent net income (loss) or cash flow from operations as those terms are defined by GAAP and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. While EBITDA measures are frequently used as measures of operations and the ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation. Adjusted EBITDA excludes the impact of earnings or charges resulting from matters that we consider not to be indicative of our ongoing operations. In particular, our formulation of Adjusted EBITDA allows adjustment for certain amounts that are included in calculating net income (loss) as set forth in the following table including, but not limited to, restructuring charges, certain fees payable to our private equity sponsors and other advisors, resolution of certain legal matters and a portion of our pension costs and post-employment benefits costs which represents the amortization of pension service costs and actuarial gain (loss) associated with these benefits. However, these are expenses that may recur, may vary and are difficult to predict. The estimate of Adjusted EBITDA provided in this press release has been determined consistent with the methodology for calculating Adjusted EBITDA as set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015.

Non-GAAP gross margin excludes the amortization of acquired technology intangible assets, share based compensation, costs to settle certain legal matters, impairment of long lived assets, and purchase accounting adjustments. We have included non-GAAP gross margin because we believe it provides additional useful information to investors regarding our operations by excluding those charges that management does not believe are reflective of the Company’s ongoing operating results when assessing the performance of the business. Non-GAAP operating income excludes the amortization of acquired technology intangible assets, restructuring and impairment charges, acquisition and integration related costs, third party sales transformation and advisory costs, share based compensation, costs to settle certain legal matters, impairment of long lived assets and purchase accounting adjustments. We have included non- GAAP operating income because we believe it provides additional useful information to investors regarding our operations by excluding those charges that management does not believe are reflective of the company’s ongoing operating results when assessing the performance of the business. Free cash flow is a non-GAAP metric defined as net cash provided by operating activities minus capital expenditures which are included in net cash used for investing activities. We have included free-cash flow as a non-GAAP metric because we believe it provides additional useful information to investors regarding the Company’s ongoing operating results when assessing the performance of the business. These non-GAAP measures are not based on any comprehensive set of accounting rules or principles and have limitations as analytical tools in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. As such, these measures should only be used to evaluate the Company's results of operations in conjunction with the corresponding GAAP measures. The following tables reconcile GAAP measures to non-GAAP measures:

Avaya Inc.
Supplemental Schedule of Non-GAAP Adjusted EBITDA
(Unaudited; in millions)

	Three months ended September 30, 2016	Three months ended September 30, 2015	Fiscal years ended September 30, 2016	Fiscal years ended September 30, 2015
Net loss	$ (505)	$ (76)	$ (750)	$ (144)
Interest expense	118	117	470	452
Interest income	-	-	(1)	(1)
(Benefit from) provision for income taxes	(53)	70	13	70
Depreciation and amortization	97	92	374	371
EBITDA	(343)	203	106	748
Restructuring charges, net	17	30	105	62
Sponsors' and other advisory fees	28	2	43	7
Acquisition and integration-related costs	-	2	2	4
Third-party sales transformation costs	-	-	5	-
Loss on extinguishment of debt	-	-	-	6
Third-party fees expensed in connection with the debt modification	-	-	-	8
Share-based and other compensation	7	4	19	19
Loss (gain) on disposal of long-lived assets, net	1	-	1	(1)
Change in certain tax indemnifications	-	-	-	(9)
Impairment of indefinite-lived intangible assets	100	-	100	-
Goodwill impairment	442	-	442	-
Impairment of investment	11	-	11	-
Resolution of certain legal matters	-	-	53	-
Gain on foreign currency transactions	-	(12)	(10)	(14)
Pension/OPEB/nonretirement postemployment benefits and long-term disability costs	21	17	63	69
Other	-	-	-	1
Adjusted EBITDA	$ 284	$ 246	$ 940	$ 900

Sept. 30, Dec. 31, Mar. 31, June 30, Sept. 30, 2015 2015 2016 2016 2016 Gross Profit 616$ 579$ 541$ 542$ 583$ Gross Margin 61.1% 60.4% 59.8% 61.5% 60.9% Items excluded: Amortization of acquired technology intangible assets 9 8 7 7 8 Share-based and other compensation - - - - 1 Resolution of certain legal matters - - 1 1 - Non-GAAP Gross Profit 625$ 587$ 549$ 550$ 592$ Non-GAAP Gross Margin 62.0% 61.3% 60.7% 62.4% 61.8% Reconciliation of Non-GAAP Operating Income (Loss) Operating Income (Loss) 100$ 91$ 17$ 58$ (428)$ Percentage of Revenue 9.9% 9.5% 1.9% 6.6% -44.7% Items excluded: Amortization of acquired intangible assets 66 65 63 64 64 Restructuring charges, net 30 23 21 44 17 Acquisition and integration-related costs 2 - 1 1 - Impairment charges - - - - 542 Advisory fees - - 2 7 27 Third-party sales transformation costs - 2 3 - - Share-based and other compensation 4 4 4 4 7 Resolution of certain legal matters - - 51 2 - Non-GAAP Operating Income 202$ 185$ 162$ 180$ 229$ Non-GAAP Operating Margin 20.0% 19.3% 17.9% 20.4% 23.9% Avaya Inc. Reconciliation of Non-GAAP Gross Profit and Non-GAAP Gross Margin Three Months Ended Supplemental Schedules of Non-GAAP Reconciliations (Unaudited; in millions)

Avaya Inc.

Supplemental Schedules of Non-GAAP Reconciliation of Gross Profit and Gross Margin by Portfolio

(Unaudited; in millions)

	Three Months Ended				
	Sept. 30, 2015	Dec. 31, 2015	Mar. 31, 2016	June 30, 2016	Sept. 30, 2016
Reconciliation of Non-GAAP Gross Profit and Non-GAAP Gross Margin - Products					
Revenue	$ 499	$ 464	$ 424	$ 398	$ 469
Costs (exclusive of amortization of acquired technology intangible assets)	173	164	156	141	169
Amortization of acquired technology intangible assets	9	8	7	7	8
GAAP Gross Profit	317	292	261	250	292
GAAP Gross Margin	63.5%	62.9%	61.6%	62.8%	62.3%
Items excluded:					
Amortization of acquired technology intangible assets	9	8	7	7	8
Resolution of certain legal matters	-	-	1	1	-
Non-GAAP Gross Profit	$ 326	$ 300	$ 269	$ 258	$ 300
Non-GAAP Gross Margin	65.3%	64.7%	63.4%	64.8%	64.0%
Reconciliation of Non-GAAP Gross Profit and Non-GAAP Gross Margin - Services					
Revenue	$ 509	$ 494	$ 480	$ 484	$ 489
Costs	210	207	200	192	198
GAAP Gross Profit	299	287	280	292	291
GAAP Gross Margin	58.7%	58.1%	58.3%	60.3%	59.5%
Items excluded:					
Share-based and other compensation	-	-	-	-	1
Non-GAAP Gross Profit	$ 299	$ 287	$ 280	$ 292	$ 292
Non-GAAP Gross Margin	58.7%	58.1%	58.3%	60.3%	59.7%

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